AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 29, 2015, is by and between Hotel Outsource Management International, Inc., a Delaware corporation ("Parent"), and Gold Billion Group Holdings Limited, a Delaware corporation and a direct wholly-owned subsidiary of Parent (Parent and Gold Billion Group Holdings Limited are hereinafter collectively referred to as the "Constituent Corporations").

RECITALS

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of the respective companies to enter into a business combination by means of the merger of Gold Billion Group Holdings Limited, with and into Parent (the "Merger") and has approved and adopted this Agreement and Plan of Merger (the "Agreement").

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1.

Merger and Effective Time. Effective upon the filing of the Articles of Merger (the "Articles of Merger"), entered into concurrently herewith, with the Secretary of State of the State of Delaware (the "Effective Time"), Gold Billion Group Holdings Limited, shall be merged with and into Parent (the "Merger") and Parent shall be the surviving corporation of the Merger (the "Surviving Corporation").

2.

Effect of Merger. At the Effective Time, the Gold Billion Group Holdings Limited, shall merge with and into Parent and the separate existence of Gold Billion Group Holdings Limited, shall cease. The effect of the Merger shall be as provided in the Delaware General Corporation Law. Without limiting the generality of the foregoing, as a result of the Merger all rights, powers, privileges, obligations and duties of Gold Billion Group Holdings Limited, shall become the rights, powers, privileges, obligations and duties of the Surviving Corporation.

3.

Name of Surviving Corporation. The name of the Surviving Corporation shall be "Gold Billion Group Holdings Limited".

4.

Governing Documents. The Articles of Incorporation of Parent, as amended to the extent provided in the Articles of Merger, and the Bylaws of Parent, as in effect at the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until sooner terminated or changed as permitted by the provisions of Delaware General Corporation Law, as amended.

5.

Directors and Officers. At the Effective Time, the directors and the officers of the Surviving Corporation shall be the incumbent directors and officers of Parent, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation.

6.

Conversion of Securities and Consideration. At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Gold Billion Group Holdings Limited, Common Stock shall be cancelled, and (ii) each share of Parent's Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation.

7.

Representations and Warranties of Parent. Parent represents and warrants to Gold Billion Group Holdings Limited,  that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and Plan of Merger and to execute the Articles of Merger and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Parent, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Parent, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Parent.

8.

Representations and Warranties of Gold Billion Group Holdings Limited. Gold Billion Group Holdings Limited,  represents and warrants to Parent that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Gold Billion Group Holdings Limited, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Gold Billion Group Holdings Limited, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Gold Billion Group Holdings Limited.

9.

Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

10.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

11.

Termination. Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action of the Board of Directors of Parent, acting in its sole discretion.

12.

Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented only by an agreement in writing executed by both Constituent Corporations.

13.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

14.

Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. By: /s/ Dato’ Eddy Kok Seng Yeap Name: Dato’ Eddy Kok Seng Yeap Title: Chief Executive Officer
GOLD BILLION GROUP HOLDINGS LIMITED By: /s/ Dato’ Eddy Kok Seng Yeap Name: Dato’ Eddy Kok Seng Yeap Title: Chief Executive Officer

4